Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated December     , 2010, by and between MediciNova, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).

WHEREAS, the Company and the Executive are party to that certain Employment Agreement dated                  (the “Agreement”). All defined terms used but not herein defined shall have the meaning ascribed to them in the Agreement; and

WHEREAS, the Company and the Executive desire to enter into this Amendment in order to make certain changes to the terms of the Agreement.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Paragraph 8 shall be restated in its entirety as follows:

8. Compensation Upon Termination.

8.1 In the event that the employment of Executive is terminated pursuant to Section 7 above, Executive shall be terminated without compensation other than for accrued salary and other accrued amounts; provided, however, that if such employment is terminated at MediciNova’s option pursuant to Section 7.4 above, then Executive shall be entitled to such severance payment(s) as shall be provided for (if any) by the Employment Policies in effect at that time; and provided, further, that in lieu of the three months’ notice provided by Section 7.4 above, MediciNova may provide Executive with an amount equal to [three-quarters (3/4)/one-half (1/2)] of annual Base Compensation which shall be applicable at the time of Executive’s termination of employment with MediciNova, such amount, if any, shall be paid in lump sum on or as soon as practicable following the Termination Date (the “Termination Payment”). Notwithstanding the foregoing, and as provided in Section 8.3, if after any such termination of employment, the Executive will become a consultant in accordance with Section 9 and if the Termination Payment is considered deferred compensation under Code Section 409A, then the parties agree that the Termination Payment, if any, will be delayed until such time as the Executive undergoes a separation of service in accordance with Section 8.3. Except as provided in the immediately preceding sentence (if applicable), Executive is entitled to no other compensation upon termination.

8.2 Notwithstanding any provision to the contrary in this Agreement, MediciNova shall delay the commencement of payments or benefits coverage to which the Executive would otherwise become entitled under the Agreement in connection with his termination of employment until the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with MediciNova (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death, if and only if MediciNova in good faith determines that the Executive is a “specified employee” within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under

Section 409A(a)(2) of the Code. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 8.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

8.3 The provisions of this Agreement which require commencement of payments or benefits coverage subject to Section 409A upon a termination of employment shall be interpreted to require that the Executive have a “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A).

2.	This Amendment constitutes the entire agreement concerning the subject matter hereof, and it supersedes any prior or contemporaneous oral or written representations, statements, understandings, or agreements concerning the subject matter of this Amendment. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Amendment shall be governed by the laws of the state whose law the parties have agreed shall govern under the Agreement. Section headings used herein are for convenience only and shall not be used to interpret any term or provision hereof. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one agreement. This Letter Agreement may only be amended by written agreement signed by each of the Parties. Except as amended by this Amendment, the Agreement shall remain unaffected and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth first above.

MEDICINOVA, INC.
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